Exhibit 99.1

Fuel Systems Solutions Reports Second Quarter 2015 Results

2015 Restructuring Plan Execution Progressing, Generated $1.0M in Q2 Savings and Drove Improved Gross Margin

Industrial Division Renewed Key Contract; Automotive Infrastructure Unit Won New Multi-Year Contract

NEW YORK, August 6, 2015 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended June 30, 2015.

Q2 2015 Highlights

•	Revenue of $67.2 million compared to $87.4 million for Q2 2014; revenue down 11.1% or $9.7 million, excluding FX impact
•	Gross profit margin 22.3% compared to 20.4% in Q2 2014
•	Adjusted EBITDA of $0.8 million compared to Adjusted EBITDA of $2.1 million for Q2 2014
•	Share repurchase program retired 2,041,066 shares of common stock through June 30, 2015

Mariano Costamagna, Fuel Systems Solutions, Inc. (“Fuel Systems” or “FSS”) CEO, said, “Despite continued weakness in many of our end markets being affected by economic pressure, low oil prices, foreign exchange effects and heightened competition, Fuel Systems’ second quarter saw some bright spots. While still in its early stages, our 2015 cost reduction and restructuring program is accruing benefits improving the gross margin line and reducing operating expenses through improved efficiencies mainly in our Automotive business as was planned for 2015. Further, certain European geographies are showing improvement in the Automotive aftermarket, our Industrial division has renewed and extended a key contract out to 2019, and our Automotive infrastructure unit has won a new multi-year contract with the leader in the Italian gas market. Although these will benefit future years, our financial outlook is being adjusted to reflect current market realities.”

Mr. Costamagna continued, “Looking into the second half of the year, we are keenly focused on executing the 2015 steps of our cost reduction and restructuring program to derive cost, organization and manufacturing footprint efficiencies, while simultaneously reinforcing the value proposition that our technological leadership affords current and potential automotive and industrial customers. Finally, our strategic process to enhance shareholder value is proceeding. We remain focused on driving returns for our shareholders.”

Second Quarter 2015 Financial Results

Total revenue for the second quarter of 2015 was $67.2 million compared to $87.4 million for the second quarter of 2014. This variance includes the impact of foreign exchange on second quarter 2015 revenue, which was negative $10.5 million.

In constant currency, FSS Automotive revenue was negatively impacted by lower aftermarket, compressor and DOEM sales volumes as a result of difficult economic conditions in major markets, specifically Argentina and Italy, lower oil prices and increased competition.  In constant currency, FSS Industrial revenue increased slightly compared to the prior-year period primarily reflecting higher sales of auxiliary power units in North America partially offset by lower demand for mobile equipment and stationary equipment, as a result of lower oil prices, a decrease in heavy duty sales in Thailand and increased competition.

Gross profit for the second quarter of 2015 was $15.0 million, or 22.3% of revenue, compared to $17.9 million, or 20.4% of revenue, for the second quarter of 2014. The lower gross profit primarily reflects the decreased volumes mentioned above. The gross margin percentage improvement was due to efficiencies achieved through the 2014 and 2015 restructuring activities primarily in the FSS Automotive business. The impact of the revenue decreases has been mitigated by the cost reduction activities that have been initiated on both the product cost and operating expenses.

Corporate expenses increased $2.7 million compared to the prior year as a result of increases in outside services for consultants in connection with restructuring and strategic activities.

Operating loss for the second quarter of 2015 totaled $5.3 million, or 7.8% of revenue, compared to operating loss of $47.9 million, or 54.8% of revenue, which included a non-cash goodwill and long-lived asset impairment charge of $44.3 million for the second quarter of 2014.

Income tax expense for the second quarter of 2015 was $0.7 million compared to an income tax benefit of $2.8 million in the second quarter of 2014. The Company’s income tax rate is primarily a result of the fluctuation of earnings in various foreign jurisdictions and losses incurred for which no tax benefits have been recorded.  For the second quarter of 2015, there were certain foreign jurisdictions where tax benefits were not included in the Company’s income tax provision. This was a result of a valuation allowance for deferred tax assets in Italy that was recorded in the first quarter of 2015. In the second quarter of 2014, the Company’s tax provision reflected a benefit from this jurisdiction.

Net loss for the second quarter of 2015 was $6.0 million, or $0.32 per diluted share, compared to net loss of $44.2 million, or $2.20 per diluted share including the non-cash goodwill and long-lived asset impairment charge of $43.2 million, net of tax, for the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $0.8 million, compared to $2.1 million for the second quarter of 2014. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

FSS Automotive Operations

FSS Automotive second quarter 2015 revenue was $40.7 million compared to $59.7 million for the same quarter a year ago. The impact of foreign exchange on FSS Automotive was negative $9.1 million; in constant currency, second quarter 2015 FSS Automotive revenue decreased 16.6% compared to the prior year period, reflecting the lower volumes  mentioned above. FSS Automotive second quarter 2015 operating loss was $3.5 million compared to operating loss of $44.7 million including the abovementioned non-cash goodwill and long-lived asset impairment charge, for the same period a year ago. FSS Automotive second quarter 2015 Adjusted EBITDA was a loss of $0.6 million compared to Adjusted EBITDA loss of $0.2 million for the same period a year ago.

FSS Industrial Operations

FSS Industrial second quarter 2015 revenue was $26.5 million compared to $27.7 million for the same quarter a year ago. The impact of foreign exchange on FSS Industrial was negative $1.4 million; in constant currency, second quarter 2015 FSS Industrial revenue increased 0.6% compared to the prior year period. FSS Industrial second quarter 2015 operating income was $2.5 million compared to operating loss of $1.6 million including the abovementioned non-cash goodwill and long-lived asset impairment charge for the same period a year ago. FSS Industrial second quarter 2015 Adjusted EBITDA was $3.4 million compared to Adjusted EBITDA of $3.5 million for the same period a year ago.

Six Months Ended June 30, 2015 Financial Results

Total revenue for the first half of 2015 was $130.5 million compared to $168.7 million for the first half of 2014. Net loss for the first half of 2015 was $17.9 million, or $0.95 per diluted share compared to a net loss of $46.2 million, or $2.30 per diluted share, including the abovementioned non-cash goodwill and long-lived asset impairment charge, net of tax, of $43.2 million, or $2.15 per share. Excluding this charge, net loss for the first half of 2014 was $3.0 million, or $0.15 per diluted share. Adjusted EBITDA for the first half of 2015 was $2.7 million compared to Adjusted EBITDA of $4.2 million for the first half of 2014.

Total FSS Automotive revenue for the first six months of 2015 was $81.2 million compared to $114.1 million for the same period a year ago. FSS Automotive operating loss was $6.4 million for the first half of 2015 compared to operating loss of $47.0 million for the first half of 2014, including the abovementioned non-cash goodwill and long-lived asset impairment charge. FSS Automotive Adjusted EBITDA for the first half of 2015 was $0.8 million compared to an Adjusted EBITDA of $1.4 million for the first half of 2014.

Total FSS Industrial revenue for the first six months of 2015 was $49.3 million compared to $54.6 million for the same period a year ago. FSS Industrial operating income was $4.6 million for the first half of 2015 compared to $0.3 million for the first half of 2014, including the abovementioned non-cash goodwill and long-lived asset impairment charge. FSS Industrial Adjusted EBITDA for the first half of 2015 was $5.6 million compared to Adjusted EBITDA of $5.8 million for the first half of 2014.

2015 Cost Reduction and Restructuring Program Update

During the second quarter of 2015, the Company executed next steps in its cost reduction and restructuring program as follows:

•	Began to realize benefits from direct material cost reduction initiatives
•	Began to consolidate selected manufacturing facilities in South America and Italy
•	Began to implement alternative sales and distribution models in Brazil
•	Reduced production volumes of inventory through temporary layoffs to decrease labor cost and working capital needs
•	Began to reduce non-labor operating expenses

In the second quarter of 2015, the Company recorded $2.5 million for restructuring and costs related to outside services for consultants as follows: $0.9 million for severance; $0.3 million for the write-off of long-lived assets in connection with rationalization of activities; and $1.3 million for professional fees.  Savings achieved in the second quarter of 2015 for the program were approximately $1.0 million.

With respect to the cost reduction and restructuring program, the Company currently anticipates an equal amount in the savings and expenses in 2015.

The Company continues to believe its expectations for the cost reduction and restructuring program net results are substantially unchanged with the exception of the impact that foreign exchange rates will have on the results, and expects estimated annualized savings of $22.0 million with total estimated costs of approximately $8.0 million.

Share Repurchase Program Update

During the second quarter of 2015, the Company repurchased 693,311 shares of common stock pursuant to the $25.0 million share repurchase program approved by the Board of Directors on November 3, 2014. This program is authorized to continue for up to one year from its inception. Purchases under the share repurchase program may be made from time to time in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions. The Company is authorized to repurchase shares at prevailing market prices based on market conditions and other factors.

Liquidity and Capital Resources

During the second quarter of 2015, the Company used approximately $9.2 million in cash, including $6.2 million for the repurchase of common stock as mentioned above and a $0.6 million change in working capital, primarily accounts payable, inventory and other assets. In addition, the Company invested $2.4 million in capital equipment and cash was positively impacted by foreign exchange of $0.3 million in the second quarter of 2015.

2015 Outlook

•	The Company has reduced its 2015 revenue outlook to be in the range of between $270 million to $280 million, reflecting:

o	Significant slowdown in Argentinian aftermarket activity due to market conditions and political uncertainty.
o

Weaker than previously anticipated demand from aftermarket, OEM, compressor and new business lines despite the continued maintenance of the Company’s automotive market share amid slower market demand, in part due to challenging economic conditions and persistent aggressive competition in the global transportation market, as well as lower oil prices.

o	Continued lower demand and continued high competition for mobile Industrial equipment partially offset by growth in the APU market.

•	2015 gross margin in the range of 21% to 23%.

•

Adjusted EBITDA outlook for 2015 of $5.0 million to $10.0 million, primarily reflecting a reduction in the outlook for results from operations due to increased automotive market weakness primarily in Argentina and certain European countries.

•

The revisions to gross margin and Adjusted  EBITDA outlooks reflect the decreased volume of revenue and changes in the business mix, offsetting the improvements from the 2014 and 2015 restructuring activities to date.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income/(Loss), the closest GAAP financial measure:  Depreciation & Amortization; Interest income/expense, net; and Benefit (Provision) for Income Taxes, Impairments, Restructuring charges, Stock based compensation Consulting fees related to restructuring and strategy and other non-operating expenses.  Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, August 6 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2015 financial results and other matters. To listen to the call live, please dial 877-359-9508 at least 10 minutes before the start of the conference. International participants may dial 224-357-2393.  The conference ID will be 85860331.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.fuelsystemssolutions.com.  A telephone replay will be available until midnight Eastern Time on August 10th by dialing 855-859-2056 or 404-537-3406 and entering pass code 85860331. A replay will also be available at the web address above for 90 days.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, our ability to achieve the anticipated benefits in connection with the Company’s cost-cutting initiatives and restructuring plan, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$48,583	$85,180
Accounts receivable, less allowance for doubtful accounts of $3,024 and $3,129 at June 30, 2015 and December 31, 2014, respectively	46,875	46,952
Inventories	72,782	80,001
Deferred tax assets, net	1,861	9,547
Other current assets	19,468	21,271
Short-term investments	7,615	6,614
Related party receivables	4,062	5,094
Total current assets	201,246	254,659
Equipment and leasehold improvements, net	43,588	48,937
Goodwill, net	7,116	7,363
Deferred tax assets, net	3,626	5,253
Intangible assets, net	5,691	6,964
Other assets	1,393	1,065
Total Assets	$262,660	$324,241
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,800	$39,918
Accrued expenses	37,110	37,017
Income taxes payable	642	445
Deferred tax liabilities, net	44	0
Term loans and debt	97	207
Related party payables	1,509	2,744
Total current liabilities	67,202	80,331
Other liabilities	5,906	6,174
Deferred tax liabilities, net	783	1,001
Total Liabilities	73,891	$87,506
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at June 30, 2015 and December 31, 2014	0	0
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,142,627 issued and 18,093,562 outstanding at June 30, 2015; and 20,114,427 issued and 19,769,617 outstanding at December 31, 2014	20	20
Additional paid-in capital	321,286	320,820
Shares held in treasury, 2,049,065 shares and 344,810 shares at June 30, 2015 and December 31, 2014, respectively	(20,801)	(3,692)
Accumulated Deficit	(72,020)	(54,151)
Accumulated other comprehensive loss	(39,843)	(26,403)
Total Fuel Systems Solutions, Inc. Equity	188,642	236,594
Non-controlling interest	127	141
Total Equity	188,769	236,735
Total Liabilities and Equity	$262,660	$324,241

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$67,185	$87,391	$130,478	$168,687
Cost of revenue	52,232	69,539	101,001	133,434
Gross profit	14,953	17,852	29,477	35,253
Operating expenses:
Research and development expense	5,552	7,118	10,815	13,505
Selling, general and administrative expense	14,668	14,300	28,381	27,597
Impairments	0	44,341	0	44,341
Total operating expenses	20,220	65,759	39,196	85,443
Operating loss	(5,267)	(47,907)	(9,719)	(50,190)
Other (expense) income, net	(109)	894	874	1,419
Interest income (expense), net	36	(27)	28	(14)
Loss from operations before income taxes and non-controlling interest	(5,340)	(47,040)	(8,817)	(48,785)
Income tax (expense) benefit	(695)	2,844	(9,046)	2,585
Net loss	(6,035)	(44,196)	(17,863)	(46,200)
Less: Net loss (income) attributable to non-controlling interest	37	6	(6)	4
Net loss attributable to Fuel Systems Solutions, Inc..	(5,998)	(44,190)	(17,869)	(46,196)
Net loss per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(0.32)	$(2.20)	$(0.95)	$(2.30)
Diluted	$(0.32)	$(2.20)	$(0.95)	$(2.30)
Number of shares used in per share calculation:
Basic	18,482,951	20,101,026	18,885,109	20,098,532
Diluted	18,482,951	20,101,026	18,885,109	20,098,532

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(17,863)	$(46,200)
Less: Net (income) loss attributable to the non-controlling interest	(6)	4
Net loss attributable to Fuel Systems Solutions, Inc.	(17,869)	(46,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and other amortization	4,662	5,501
Amortization of intangibles arising from acquisitions	911	1,252
Impairments	0	44,341
Provision for doubtful accounts	229	77
Write down of inventory	925	1,891
Other non-cash items	0	14
Deferred income taxes	8,170	(3,356)
Unrealized (gain) on foreign exchange transactions	(321)	(825)
Compensation expense related to equity awards	466	196
Loss on disposal of equipment and other assets	432	564
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(3,110)	4,044
Decrease (increase) in inventories	428	(2,978)
Decrease (increase) in other current assets	70	(5,764)
(Increase) decrease in other assets	(404)	724
Decrease in accounts payable	(9,093)	(261)
Increase in income taxes payable	204	84
Increase in accrued expenses	2,676	403
Increase (decrease) in long-term liabilities	129	(1,097)
Receivables from/payables to related party, net	(344)	(1,107)
Net cash used in operating activities	(11,839)	(2,493)
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,159)	(6,041)
Redemption of investments at maturity	5,000	0
Purchase of investments	(6,000)	(3,000)
Other	387	121
Net cash used in investing activities	(4,772)	(8,920)
Cash flows from financing activities:
Payments on term loans and other loans	(92)	(107)
Increase in treasury shares (share repurchase program)	(17,109)	0
Other	0	19
Net cash used in financing activities	(17,201)	(88)
Net decrease in cash and cash equivalents	(33,812)	(11,501)
Effect of exchange rate changes on cash	(2,785)	189
Net decrease in cash and cash equivalents	(36,597)	(11,312)
Cash and cash equivalents at beginning of period	85,180	80,961
Cash and cash equivalents at end of period	$48,583	$69,649

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands); (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EBITDA (Non-GAAP)	2015	2014	2015	2014

Net loss attributable to Fuel Systems Solutions, Inc.	$(5,998)	$(44,190)	$(17,869)	$(46,196)

Net (loss) income attributable to non-controlling interest	(37)	(6)	6	(4)
Interest (income) expense, net	(36)	27	(28)	14
Income tax expense (benefit)	695	(2,844)	9,046	(2,585)
Depreciation and amortization	2,721	3,387	5,573	6,752
Impairments	-	44,341	-	44,341
Total EBITDA (Non-GAAP)	(2,655)	715	(3,272)	2,322

Adjustments:

Restructuring charges	1,232	1,255	2,113	1,7211
Consulting fees for restructuring and strategy	1,897	-	3,395	-
Stock-based Compensation	345	101	466	196
Total Adjusted EBITDA (Non-GAAP)	819	2,071	2,702	4,239

Segment Adjusted EBITDA (Non-GAAP)

FSS Industrial	3,373	3,548	5,613	5,823
FSS Automotive	(585)	(203)	823	1,409
Corporate	(1,969)	(1,274)	(3,734)	(2,993)
Total Adjusted EBITDA (Non-GAAP)	$819	$2,071	$2,702	$4,239

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
FSS Industrial	$26,508	$27,698	$49,259	$54,629
FSS Automotive	40,677	59,693	81,219	114,058
Total	$67,185	$87,391	$130,478	$168,687

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating Income (Loss):
FSS Industrial	$2,471	$(1,628)	$4,563	$266
FSS Automotive	(3,485)	(44,725)	(6,396)	(47,004)
Corporate Expenses	(4,253)	(1,554)	(7,886)	(3,452)
Total	$(5,267)	$(47,907)	$(9,719)	$(50,190)